Pursuant to Rule 424(b)(3)
                                                             File No. 333-142400

                        SEVENTH SUPPLEMENT TO PROSPECTUS
                               DATED JUNE 7, 2007

                                GREATBATCH, INC.

             $197,782,000 2 1/4% CONVERTIBLE SUBORDINATED DEBENTURES
                  DUE 2013 AND SHARES OF COMMON STOCK ISSUABLE
                             UPON CONVERSION THEREOF

                         -------------------------------

         The Prospectus, dated June 7, 2007, as amended by the Supplement to the Prospectus dated July 12, 2007, the Second Supplement to the Prospectus dated July 20, 2007, the Third Supplement to the Prospectus dated August 15, 2007, the Fourth Supplement to the Prospectus dated September 6, 2007, the Fifth Supplement to the Prospectus dated October 12, 2007 and the Sixth Supplement to the Prospectus dated November 26, 2007 is hereby further supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on pages 45-48 of the Prospectus.

      The date of this Seventh Prospectus Supplement is February 14, 2008.

                             SELLING SECURITYHOLDERS

     We issued the debentures to certain holders of the 2003 debentures, and additional purchasers in a private placement. Holders of the 2003 debentures exchanged $117,782,000 of the 2003 debentures for an equivalent principal amount of the debentures, and holders of the 2003 debentures and additional purchasers purchased $80,000,000 aggregate principal amount of debentures. We issued the debentures on March 28, 2007 and April 2, 2007, to persons believed to be "qualified institutional purchasers" under Rule 144A promulgated under the Securities Act, or "accredited investors" under Regulation D promulgated pursuant to the Securities Act in transactions exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and shares of common stock into which the debentures are convertible pursuant to this prospectus or any applicable prospectus supplement.

     The table below sets forth the name of each selling securityholder, the principal amount of debentures and shares of common stock beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those debentures that may be offered from time to time under this prospectus by the selling securityholders named in the table.

     We have prepared the table below based on information given to us by those selling securityholders who have supplied us with this information and we have not sought to verify such information. We expect that we will update this table as we receive more information from holders of the debentures who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

     Because the selling securityholders may offer all or some portion of the debentures and shares of common stock into which the debentures are convertible listed below, we have assumed for purposes of this table that the selling securityholders will sell all of the shares of common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of debentures or shares of common stock that will be held by the selling securityholders following the consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which they provided to us the information presented in the table.

     The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each selling securityholder. The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $197,782,000 aggregate principal amount of debentures outstanding. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock into which the debentures may be convertible. The number of shares of common stock that may be offered is based on a conversion rate of
28.8219 per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share. The percentage of common stock outstanding beneficially owned and that may be offered by each selling securityholder is based on 22,414,920 shares of common stock outstanding on June 4, 2007. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of debentures and the number of shares of common stock into which the debentures are convertible may increase or decrease.

     Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

                                                                                                     Common Stock Owned Upon
                                                                                                    Completion of the Offering

 Name of Beneficial Owner             Principal Amount Percentage of     Shares of    Conversion     Number of    Percentage
                                       of Debentures     Debentures     Common Stock   Shares of      Shares
                                        Beneficially     Outstanding    Owned Prior   Common Stock
                                         Owned and                         to the       Offered
                                         Offered (1)                    Offering (2)

CNH CA Master Account, L.P.             $   32,800,000       16.6%        104,883         945,358      104,883          *

Highbridge International LLC            $   28,980,000       14.7%           -            835,258         -             *

Oz Special Funding (OZMD), L.P.         $   14,823,000        7.5%           -            427,227         -             *

Tenor Opportunity Master                $   14,100,000        7.1%           -            406,388         -             *
Fund, Ltd.

Peoples Benefit Life                    $    9,000,000        4.6%           -            259,397         -             *
Insurance Company Teamsters

Vanguard Convertible                    $    8,285,000        4.2%           -            238,789         -             *
Securities Fund, Inc.

Argentum Multi-Strategy                 $    7,210,000        3.6%           -            207,805         -             *
Fund Ltd. - Classic

Argent Classic Convertible              $    7,210,000        3.6%           -            207,805         -             *
Arbitrage Fund Ltd.

Argent LowLev Convertible               $    7,210,000        3.6%           -            207,805         -             *
Arbitrage Fund Ltd.

Redbourn Partners Ltd.                  $    7,000,000        3.5%           -            201,753         -             *

RCG Latitude Master Fund, Ltd.          $    6,120,000        3.1%           -            176,390         -             *

TQA Master Fund Ltd.                    $    5,988,000        3.0%           -            172,585         -             *

CSS, LLC                                $    5,500,000        2.8%           -            158,520         -             *

Grace Convertible                       $    5,000,000        2.5%           -            144,109         -             *
Arbitrage Fund, Ltd.

Piper Jaffray & Co.                     $    5,000,000        2.5%           -            144,109         -             *

S.A.C. Arbitrage Fund, LLC              $    5,000,000        2.5%           -            144,109         -             *

Fore Convertible Master                 $    4,621,000        2.3%           -            133,185         -             *
Fund, Ltd.

Virginia Retirement System              $    4,560,000        2.3%           -            131,427         -             *

Chrysler Corporation                    $    4,540,000        2.3%           -            130,851         -             *
Master Retirement Trust

Highbridge Convertible                  $    3,500,000        1.8%           -            100,876         -             *
Arbitrage Master Fund Ltd.

RCG PB, Ltd.                            $    3,450,000        1.7%           -             99,435         -             *

Jefferies and Company, Inc.             $    3,222,000        1.6%           -             92,864         -             *

Bank of America Pension                 $    3,000,000        1.5%           -             86,465         -             *
Plan

Yield Strategies Fund I, L.P.           $    3,000,000        1.5%           -             86,465         -             *

National Bank of Canada -               $    2,900,000        1.5%           -             83,583         -             *
Tenor

TQA Master Plus Fund Ltd.               $    2,689,000        1.4%           -             77,502         -             *

Delaware Public Employees               $    2,555,000        1.3%           -             73,639         -             *
Retirement System


                                      S-3



National Railroad                       $    2,455,000        1.2%           -             70,757         -             *
Retirement Investment Trust

Daimler Chrysler Corp. Emp #1           $    1,923,000        1.0%           -             55,424         -             *
Pension Plan, dtd 4/1/89

Qwest Pension Trust                     $    1,910,000        1.0%           -             55,049         -             *

Zurich Institutional                    $    1,545,000           *           -             44,529         -             *
Benchmarks Master Fund

OCM Convertible Trust                   $    1,445,000           *           -             41,647         -             *

Argent Classic Convertible              $    1,330,000           *           -             38,333         -             *
Arbitrage Fund L.P.

BP Amoco PLC Master Trust               $    1,284,000           *           -             37,007         -             *

Rampart Convertible                     $    1,200,000           *           -             34,586         -             *
Arbitrage Investors, LLC (I)

Harvest Master Enhanced Ltd.            $    1,172,000           *           -             33,779         -             *

ACE Tempest Reinsurance Ltd.            $    1,015,000           *           -             29,254         -             *

Sage Capital Management, LLC            $    1,000,000           *           -             28,821         -             *

McMahan Securities Co. L.P.             $      964,000           *           -             27,784         -             *

Argent Classic Convertible              $      910,000           *           -             26,227         -             *
Arbitrage Fund II, L.P.

F.M. Kirby Foundation, Inc.             $      790,000           *           -             22,769         -             *

Delta Airlines Master                   $      780,000           *           -             22,481         -             *
Trust - CV

Partner Reinsurance                     $      780,000           *           -             22,481         -             *
Company Ltd.

Florida Power and Light Group           $      743,000           *           -             21,414         -             *
Inc. Employee Pension Plan

LDG Limited                             $      733,000           *           -             21,126         -             *

Harvest Offshore Investors              $      703,000           *           -             20,261         -             *
Ltd.

UnumProvident Corporation               $      655,000           *           -             18,878         -             *

OCM Global Convertible                  $      575,000           *           -             16,572         -             *
Securities Fund

Delta Pilots Disability &               $      550,000           *           -             15,852         -             *
Survivorship Trust - CV

Partners Group Alternative              $      510,000           *           -             14,699         -             *
Strategies PCC LTD

Xavex Convertible                       $      480,000           *           -             13,834         -             *
Arbitrage 10 Fund

Microsoft Capital Group, L.P.           $      455,000           *           -             13,113         -             *

Class C Trading Company, Ltd.           $      440,000           *           -             12,681         -             *

International Truck &                   $      440,000           *           -             12,681         -             *
Engine Corporation
Non-Contributory
Retirement Plan Trust

United Technologies                     $      437,000           *           -             12,595         -             *
Corporation Master
Retirement Trust

Xavex Convertible                       $      430,000           *           -             12,393         -             *
Arbitrage 5

Constans Healthcare                     $      400,000           *           -             11,528         -             *
Convertible Arbitrage Fund


                                      S-4


Trust for the Defined                   $      395,000           *           -             11,384         -             *
Benefit Plans of ICI
American Holdings, Inc.

Fore ERISA Fund, Ltd.                   $      379,000           *           -             10,923         -             *

CASAM Argent Classic                    $      355,000           *           -             10,231         -             *
Convertible Arbitrage Fund
Limited

HFR CA Global Select                    $      350,000           *           -             10,087         -             *
Master Trust Account

Harvest Capital L.P.                    $      347,000           *           -             10,001         -             *

Rampart Enhanced                        $      334,000           *           -              9,626         -             *
Convertible
Investors, LLC

Qwest Occupational Health               $      310,000           *           -              8,934         -             *
Trust

Elite Classic Convertible               $      300,000           *           -              8,646         -             *
Arbitrage Ltd.

Rampart Convertible Arbitrage           $      300,000           *           -              8,646         -             *
Investors, LLC (II)

International Truck &                   $      265,000           *           -              7,637         -             *
Engine Corporation Retiree
Health Benefit Trust

International Truck &                   $      240,000           *           -              6,917         -             *
Engine Corporation
Retirement Plan for
Salaried Employees Trust

PBGC Maintenance                        $      215,000           *           -              6,196         -             *

Xavex Convertible                       $      200,000           *           -              5,764         -             *
Arbitrage 2 Fund

Goldman Sachs & Co. Profit              $      177,000           *           -              5,101         -             *
Sharing Master Trust

Hotel Union & Hotel                     $      176,000           *           -              5,072         -             *
Industry of Hawaii Pension
Plan Master Trust

SSI Hedge Convertible                   $      176,000           *           -              5,072         -             *
Income Fund

Lyxor Master Fund Ref:                  $      170,000           *           -              4,899         -             *
Argent/LowLev CB c/o Argent

Veritas Credit                          $      130,000           *           -              3,746         -             *
Opportunities Fund LLC

Absolute Strategies Fund                $      105,000           *           -              3,026         -             *

Veritas Credit                          $       75,000           *           -              2,161         -             *
Opportunities Fund Ltd.

Viacom Inc Pension Plan                 $       64,000           *           -              1,844         -             *
Master Trust

Franklin and Marshall                   $       45,000           *           -              1,296         -             *
College

Argent LowLev Convertible               $       30,000           *           -                864         -             *
Arbitrage Fund II, LLC

----------------------------
*Less than 1%

(1) The aggregate principal amount held by selling securityholders in this prospectus is more than $197,782,000 because some of the selling securityholders may have transferred debentures pursuant to Rule 144A or otherwise reduced their positions prior to selling pursuant to the registration statement of which this prospectus is a part. The maximum aggregate principal amount of debentures that may be sold under this prospectus will not exceed $197,782,000.

(2) Shares in this column do not include the shares of common stock issuable upon conversion of the debentures listed in the column to the right.


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